NEWS FROM
                                  DANSKIN, INC.


             DANSKIN, INC. ANNOUNCES COMPLETION OF RECAPITALIZATION
                           AND NEW BOARD OF DIRECTORS

NEW YORK, NY, October 9, 1997 -- Danskin, Inc. (OTC:DANS) today announced a new $45 million credit facility (the "Credit Facility) with Century Business Credit Corporation. The Credit Facility was used to repay all indebtedness to First Union National Bank, the Company's former principal lender, and to establish a working capital line of credit. The Credit Facility, consisting of $10 million in term loans and a $35 million revolving credit facility, represents the final phase of restructuring the Company's long term debt and working capital facility. Under the terms of the restructuring agreement among the Company, Danskin Investors, LLC, an investor group led by Onyx Partners, Inc. (the "Investor"), and First Union National Bank , the Company's secured term debt was permanently decreased by $10.265 million. The reduction of term debt and the new capital investment made by the Investor, and the proceeds of a rights offering to be made shortly, all net of related financing costs, will increase the Company's capital by approximately $20 million.

David Chu, founder of Nautica, Executive Vice President, Nautica Enterprises, Inc. and Chief Executive Officer and Chief Designer Nautica International, Inc., and Michael Hsieh, President LF International, Inc., a venture capital company of Li & Fung, which is a global trading company, will be joining Danskin's eleven member expanded Board of Directors. Other members of the Board of Directors of Danskin, Inc., designated by the Investor, include Nina McLemore, Managing Partner of Regent Capital Partners, LP, founder and President of Liz Claiborne Accessories and a member of the Liz Claiborne, Inc. Policy Committee; Andrew Astrachan, President and founder of Onyx Partners; Gabriel Brener of the Brener Group, a family investment fund with varied industry interests, including past interests in Groupo Syncho, the Mexican hosiery manufacturer; and Jim Jalil, representing the interests of Alpine Associates. In addition, Donald Schupak serves as Chairman of the Board, while Mary Ann Domuracki, Henry T. Mortimer, Larry Shelton and Howard Cooley continue as directors of the Company.

"Danskin's new capital structure, with its decreased leverage and increased working capital, and the new board members with their experience and skills will assist Danskin to a new level of prosperity and leadership" said Donald Schupak, the Company's Chairman. "We are also fortunate to have attracted David Chu to become an active member of our Board. David is one of the most talented and successful businesspersons in the apparel industry. His guidance in development of brand strategy will add immeasurably to the realization of Danskin's growth plans."

NEWS FROM
DANSKIN, INC.
Page 2


Mr. Schupak continued, "I am particularly gratified that Nina McLemore, one of the most respected and entrepreneurial executives in the apparel industry, has agreed to devote her time and energy as Vice Chairman of the Board of Directors."

Ms. Nina McLemore stated, "This creates an exciting opportunity to grow an important and respected brand. The Danskin growth plan includes expansion of the product line, a new marketing plan to build on Danskin's strong brand equity, selected Danskin retail concept stores in upscale image locations, building on the core competence of its domestic manufacturing and dyeing plants to provide "Just In Time" inventory and private label, stronger overseas sourcing capabilities, and building activewear departments. The Pennaco plans include innovative new product development and stronger marketing for its existing and future brands of legwear."

Mary Ann Domuracki, Chief Executive Officer of the Company, said that "It is truly gratifying to see Danskin finally escape from the burden of the excessive debt levels it has carried in recent years. This satisfies our financing requirements for the near term and will permit management and our powerful new Board to turn their full attention to the opportunities that exist in the marketplace. We all look forward to building our brands consistently on a long term basis."

In consequence of the repayment of the First Union revolving credit, certain of the securities issued to the Investor at the time of its initial investment have automatically converted to new securities of the Company. The investment group led by the Investor now holds $12 million of 8% Series D Convertible Preferred Stock, convertible into shares of Common Stock at $0.30 per share, $3 million of Subordinated Debt, and warrants that are exercisable for 10,000,000 shares of Common Stock at $0.30 per share. The Subordinated Debt is expected to be utilized by the Investor in connection with its agreement to serve as the standby purchaser for a $3 million rights offering to be made shortly by the Company and to pay for the subscription price of the Investor's pro rata share of the rights offering. The Investor now holds, with the power to vote, a majority of the voting securities of the Company and has the right to elect a majority of the members of the Board of Directors.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward looking and subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward looking statements. Investors should consider the risks and uncertainties discussed in the December 28, 1996 Form 10-K filed by the Company with the Securities and Exchange Commission and in the Forms 10-Q for the quarters ended March 29, 1997 and June 28, 1997.

NEWS FROM
DANSKIN, INC.
Page 3


                                   ***********

If the rights of offering is made, a registration statement with respect to such rights will be filed with the Securities and Exchange commission. Such rights may not be sold nor may offers to buy be accepted prior to the time of the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these rights in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State. Each offering will be made only by means of a prospectus.


Danskin, Inc. markets and manufactures women's activewear and dancewear under the Danskin(R) and Dance France(R) trademarks and legwear under the Danskin(R), Anne Klein(R), Givenchy(R) and Round the Clock(R) trademarks. Danskin's Pennaco Hosiery Division is the largest manufacturer of private label hosiery sold in department stores and fine specialty stores nationwide.

                                        Contact:  Beverly Eichel
                                                  Chief Financial Officer
                                                  (212) 930-9157